March 9, 1999

Candice Carpenter
Chief Executive Officer
iVillage Inc.
170 5th Avenue, 5th floor
New York, N.Y. 10010

              Re: NBC/iVillage Advertising Purchases
                  ----------------------------------

Dear Ms. Carpenter:

         This letter amends and restates in its entirety the agreement between the National Broadcasting Company, Inc. ("NBC"), and iVillage Inc. ("Advertiser") dated November 11, 1998 (the "Original Letter Agreement") with respect to the Advertiser's purchase of certain NBC Television ("NBC TV") advertising inventory, Exhibit A of the Original Letter Agreement is incorporated herein by this reference and made a part of this Letter Agreement in its entirety. The amended and restated terms and conditions shall be as follows:

1.       General Terms. NBC shall provide Advertiser with the use of fifteen
(15) and thirty (30) second advertising spots (each, a "Spot") to be telecast on NBC TV reasonably spread over 36 months commencing on January 1, 1999. All such Spots run by Advertiser shall be, as much as practicable, broadcast nationally by NBC TV, and shall, at all times, be subject to NBC TV's standard terms and conditions for such advertising which are described in the "Participating Sponsorship Agreement" attached to the Original Letter Agreement as Exhibit A thereto (the "Standard Terms"); provided, however, that in the case of a conflict between the terms of this Letter Agreement and the terms of the Standard Terms, the terms of this Letter Agreement shall govern. For purposes of the Standard Terms, Advertiser shall be both the "Advertiser" and the "Agency" as such terms are used therein. Advertiser acknowledges that the commercial material previously delivered to NBC may be telecast by NBC TV on any Spot; provided, however, that it is understood that if Advertiser supplies any new commercial material to NBC, Advertiser instructs NBC to use such new material in lieu of the commercial material previously delivered to NBC, and such new material complies with the standards described in the Standard Terms, including NBC Advertising Standards, then NBC will make reasonable commercial efforts to telecast such new material on all Spots commencing 72 hours after receipt of such new material by NBC.

2. Spots for Cash. (a) NBC undertakes that Advertiser's Spots telecast (i) prior to January 1, 2000 (including all Spots telecast on or prior to the date of this Letter Agreement) shall have an aggregate value equal to $13,500,000,
(ii) on or after January 1, 2000 and prior to January 1, 2001 shall have an aggregate value equal to $8,500,000 and (iii) on or after January 1, 2001 and prior to January 1, 2002 shall have an aggregate value equal to $8,500,000, in each case with the value of each Spot calculated at 85% of the gross market rate charged and agreed by NBC at such time; provided, however, that in the event that Advertiser does not consummate a Qualified Public Offering (as such term is defined in Advertiser's Certificate of Incorporation) by June 30, 1999, Advertiser's Spots telecast prior to January 1, 2000 (including all Spots telecast on or prior to the date of this Letter Agreement) shall have an aggregate value not exceeding $5,000,000.

     (b) NBC shall provide Advertiser with a written report within 10 business days after the end of each calendar month following the date hereof setting forth the aggregate value of the Spots telecast by NBC in the preceding month (each, a "Monthly Report") and, within 10 business days after the end of each calendar quarter, a written non-binding estimate of the Spots that NBC intends to telecast during the upcoming calendar quarter. NBC shall provide Advertiser with a Monthly Report for the months of January and February 1999 within 10 business days after the end of February 1999. Within 30 days after receiving each Monthly Report, absent manifest error, Advertiser shall pay NBC in cash the amount set forth in such Monthly Report.

3. Spot Placement and Terms. (a) The Spots shall be targeted, as much as commercially reasonable (as determined by NBC), to maximize reach and frequency to women aged 25-49. The Spots shall be telecast on the Dates, Days and Times determined by NBC in its sole discretion (following reasonable consultation with Advertiser); provided, however, that (i) the Spots telecast by NBC TV shall be teleast primarily in prime time, (ii) nothwithstanding anything to the contrary contained herein, 10% of the value of the Spots in any calendar year may, in NBC's sole discretion, be telecast on advertising spots primarily promoting Advertiser or any of its brands or channels on Snap.com (provided that all such co-branded spots shall be subject to Advertiser's consent, such consent not to be unreasonably withheld), (iii) nothwithstanding anything to the contrary contained herein, 2% of the value of the Spots in any calendar year may be placed in on-line advertising or promotion on any Internet, world-wide-web or other service delivered via interactive delivery owned or controlled by NBC (such service subject to Advertiser's prior approval, such approval not to be unreasonably withheld) with the value for such on-line advertising or promotion calculated at the market rate (less any agency commission) charged by such service at such time.

     (b) The parties agree that no agency fees or other expenses may be deducted by Advertiser in any way in connection with determining the amount of cash to be paid to NBC pursuant hereto at any time. Advertiser acknowledges that NBC makes no guarantee regarding what the actual rating for any particular Program will be. The parties agree that the payment of cash pursuant hereto constitutes full and complete payment to NBC for the transactions and considerations contemplated hereby.

4. Distribution Arrangements. In addition to the other provisions of this Letter Agreement, Advertiser agrees to pay NBC $1,100,000 for prominent placement of Advertiser on NBC.com, which placement shall Commence on 1 January 1999 and terminate on 31 December 1999. The payments for such placement shall be made in equal installments on the first business day of each calendar quarter during 1999.

5. Representations and Warranties. NBC and Advertiser each represent and warrant that this Letter Agreement has been duly authorized, executed and delivered by such party and that this Letter Agreement constitutes the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms.

6. Confidentiality. Neither party shall issue a press release or make any statement to the general public concerning this Letter Agreement, the Spots, or the existence thereof, without the express prior written consent of the other; provided, however, that NBC agrees that Advertiser may file this Letter Agreement with the Securities and Exchange Commission (the "SEC") and/or describe this Letter Agreement in any registration statement filed with the SEC, in each case if so required by the Securities Act of 1933 and Securities Exchange Act of 1934, in each case, as amended, the rules and regulations related thereto or any applicable state laws (the "Securities Laws") as long as Advertiser agrees to use its best efforts to obtain confidential treatment of the economic and other material terms hereof under the Securities Laws and to consult with NBC during the process.

7. Termination. (a) Notwithstanding any other remedy available to NBC, in the event that:

(i) NBC notifies Advertiser in writing (with specificity) that Advertiser has materially breached this Letter Agreement and Advertiser has not cured such alleged breach within ten (10) days of its receipt of such notice; or

(ii)   upon the occurence of a Corporate Transaction (as hereinafter defined);
or

(iii) Advertiser admits in writing its inability to pay its debts generally; makes a general assignment for the benefit of creditors; has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Advertiser or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or any substantial part of its property; provided, in the case where such proceeding is involuntarily instituted against Advertiser, such proceeding remains undismissed after thirty (30) days, then, in any such case, NBC shall have the right, but not the obligation, to terminate this Letter Agreement, without prejudice to the rights of the parties hereunder and thereunder, and require Advertiser to immediately pay NBC a cash amount equal to the value of the advertising already telecast or delivered by NBC as of such termination. Notwithstanding the foregoing, the terms contained in Sections 5, 6, 7, 8 and 9 shall survive the termination hereof. Any such termination right in connection with a Corporate Transaction shall be exercisable no later than the later to occur of (x) twenty (20) days prior to the consummation of such Corporate Transaction and (y) ten (10) business days after receipt by NBC of notice (which notice shall identify the Competitor, be in writing, explicitly state that it is being delivered in accordance with this Section 7 and provide NBC with such additional information as has been provided to the other stockholders of Advertiser (from Advertiser of such Corporate Transaction (which termination shall become effective only upon the consummation of such Corporate Transaction). For purposes of this Section 7, the following terms shall have the following meanings:

(i) "Corporate Transaction" shall mean (A) any consolidation, reorganization or merger of Advertiser with a Competitor, other than a transaction resulting in the holders of the capital stock of Advertiser (prior to such consolidation, reorganization or merger) having Control over the surviving or resulting entity,
(B) any Competitor becoming the holder of a majority of the capital stock of Advertiser entitled to vote for the election of directors or (C) any sale, transfer or other disposition by Advertiser of all or substantially all of its assets to a Competitor.

(ii) "Competitor" shall mean a television broadcast network entity that directly competes with NBC or an entity that is an Affiliate of such television broadcast network entity.

(iii) "Affiliate" shall mean a person that directly, or indirectly through one or more intermediates, Controls, or is Controlled by, or is under common Control with a television broadcast network.

(iv) "Control" and "Controlled by" means (A) the director or indirect ownership of more than 50% of the voting capital stock or other voting securities, as the case may be, of such entity or (B) the direct or indirect ownership of at least 30% of the voting capital stock or other voting securities, as the case may be of such entity and the right to vote by contract or otherwise for a majority of the board of directors or other governing body of such entity.

8. Miscellaneous. This Letter Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written relating to the subject matter hereof. No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Letter Agreement shall not be construed as a waiver of any other provision of this Letter Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or cirucmstance. The terms of this Letter Agreement shall apply to parties hereto and any of their successors or assigns. This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Governing Law and Jurisdiction. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fuly performed in New York, without regard to New York conflicts law. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

       If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This Letter Agreement shall be null and void if not signed within two (2) days of the date set forth above.

                                      Very truly yours,

                                      NATIONAL BROADCASTING COMPANY, INC.

                                      By: /s/ Thomas A. Rogers
                                          -------------------------------
                                      Name:  Thomas A. Rogers
                                             ----------------------------
                                      Title:
                                             ----------------------------

ACCEPTED AND AGREED:

iVILLAGE INC.

By: /s/ Caterina A. Conti
    -------------------------------
Name:  Caterina A. Conti, Esq.
       ----------------------------
Title: General Counsel and Secretary
       -----------------------------